Exhibit 6.2

APPEARANCE AGREEMENT

This Appearance Agreement (the “Agreement”) is entered into as of November ____, 2022, (the “Effective Date”) between RAD Diversified Land REIT, Inc., a Maryland corporation (“Participant”) and Crush Capital Inc., a Delaware corporation (“Crush”).

Statement of Purpose

A.            Participant has initiated or will promptly initiate the process of conducting, either through Participant or one of its affiliates or subsidiaries, a Tier II Regulation A securities offering under the Securities Act of 1933, as amended (the “Offering”). Once qualified by the Securities and Exchange Commission (“SEC”), institutional and retail investors will be able to invest in the Offering.

B.            Participant desires to appear as an “issuer” on Crush’s series known as “Going Public” (the “Series”), in which Participant may showcase the Offering; and

C.            Crush undertakes to feature Participant in the Series, subject to, and in accordance with, the terms and conditions contained herein.

Agreement

The parties hereby agree as follows:

1.	Series Production, Distribution, and Promotion.

1.1.	Crush shall produce the Series and will, subject to Crush’s discretion as set forth in this Agreement, feature Participant as an issuer in the Series.

1.2.	Participant agrees to cooperate with Crush with respect to scheduling production days, and to make Participant’s personnel, facilities, and business available to Crush on scheduled production dates or as otherwise reasonably requested by Crush. Participant shall cooperate with Crush’s instructions during production. If Participant fails to make any of the foregoing available to Crush on a scheduled production date, Crush may cancel such production date, and Participant shall pay Crush a penalty of $25,000 per canceled production date.

1.3.	With respect to any production at Participant’s facilities, Crush shall provide Participant with instructions as to equipment and internet to be required regarding the production and Participant shall provide electricity, internet connectivity, and other utilities as determined by Crush as necessary or desirable for production.

1.4.	Crush may request company/brand information and other assets from Participant, and Participant shall provide all such materials requested by Crush no later than seventy-two (72) hours after any such request by Crush.

1.5.	Other than as set forth above, Crush will provide all other resources necessary to produce and edit content that will be included in the Series.

1.6.	Crush shall control all aspects of production and distribution of the Series, including without limitation how much time Participant will be featured in the Series, and which episodes will feature Participant. Crush shall not be required to feature Participant in the Series if Participant’s Offering is not qualified by the SEC.

1.7.	Crush may distribute the Series via online streaming at Investors.com and in any other channels or media it determines in its sole discretion.

1.8.	Crush shall promote the Series, which promotion may include promoting individual episodes, issuing press releases and mobile push notifications, social media promotion, and site promos (article in-lines, nav header promos, and newsletter promos).

2.	Crush Discretion to Feature Participant in the Series. If Participant or any of its founders, directors, officers, management, or affiliates does any act or conducts itself in any manner offensive to decency, morality or social propriety so Participant becomes the subject of public disrepute, contempt, scandal or ridicule, which affects Participant’s image or goodwill, or if Participant’s or any of its founders’, directors’, officers’, management’, or affiliates’ conduct is or could be, in Crush’s reasonable discretion, injurious to Crush’s reputation, brand, or image, Crush shall have the right to terminate this Agreement immediately. In such event, Crush shall be entitled to retain all Cash Fees previously paid.

3.	Exclusivity. Participant agrees that Crush shall have the exclusive right to feature Participant on any show, program, or property that is similar to, or competitive with, the Series, and that Participant will not participate in any such similar or competitive show, program, or property during the term of this Agreement. Participant agrees that during the term of this Agreement, without Crush’s prior written approval, Participant shall not list or conduct the Offering or any other securities offering on, or through, any platform other than the technology platform provided by Crush’s Preferred Service Provider Issuance Inc. (the “Platform”). Participant acknowledges and agrees that the Series will feature other issuers and that such issuers may have businesses similar to Participant’s business. Participant shall have the right to promote individual episodes, issue press releases and mobile push notifications, social media promotion, and site promos (article in-lines, nav header promos, and newsletter promos) with respect to the episodes featuring Participant, subject to compliance with Crush’s brand guidelines communicated in writing to Participant and provided further that Participant shall coordinate the timing of any such activities with Crush.

4.	End User Data. Participant shall provide to Crush, and shall authorize Issuance Inc. to provide to Crush, a non-exclusive use of all end user data of potential and actual investors (including without limitation name, email address, physical address, accredited investor status, and date of birth) which is collected, aggregated, compiled, or in any manner obtained in connection with the Offering during the term of this Agreement (“End User Data”). Participant agrees that all End User Data may be used in perpetuity by Crush without restriction, except as mandated by applicable law or by Crush’s privacy policies in effect from time to time. Participant shall ensure that its privacy policy at all times enables Participant to comply with this Section and to grant the rights granted hereunder, subject to the provisions of the Participant’s privacy policy provided in writing to Crush.

5.	Advisory and Offering Support.

5.1.	Crush recommends that Participant contract with the following service providers (or their affiliates) (as applicable, “Preferred Service Providers”) to provide support for the Offering in a manner consistent with the quality standards of the Series:

Broker-Dealer of Record – Dalmore Group, LLC

Offering Portal Technology and Marketing Services – Issuance, Inc.

5.2.	Participant is solely responsible for conducting its own investigation and diligence regarding the Preferred Service Providers, and for negotiating its own agreement with each Preferred Service Provider. Participant has conducted such investigation and diligence on each Preferred Service Provider as it deems necessary and proper. After having conducted such investigation and diligence, Participant has determined to contract with each of the Preferred Service Providers for the foregoing support services. Participant acknowledges that the fees and contractual terms for each of the Preferred Service Providers have been disclosed to Participant. Participant has accepted and agreed to all such fees and contractual terms, and Participant will not seek to further negotiate the same with any Preferred Service Provider, even if Participant has not yet formally executed a contract with any Preferred Service Provider. Any breach of the foregoing obligations shall constitute a material breach of this Agreement by Participant.

5.3 Without limiting the generality of the foregoing, Participant acknowledges and agrees that Participant is required to contract with (i) Issuance Inc. as a condition to using the Platform and (ii) Dalmore Group, LLC as broker-dealer of record, both of which are conditions precedent to being featured in the Series. Participant acknowledges that Dalmore Group, LLC will charge Participant no start up fee, a fee equal to five percent (5%) of Offering proceeds and that Crush’s subsidiary Crush Securities, LLC will act as a participating broker with Dalmore Group, LLC and will receive a portion of such fee paid to Dalmore during the term of this Agreement. The fees associated with broker-dealer of record services will include reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering. If necessary, discussions with the issuer regarding additional information or clarification on an issuer-invited investor.

5.3.	Any services made outside of the Series, Dalmore Group, LLC will charge Participant a fee equal to one and one-half percent (1.5%) of Offering proceeds.

5.4.	Crush makes no representation or warranty with respect to the services of any Preferred Service Provider, and Participant undertakes all risk of entering into any agreement with each such Preferred Service Provider. Participant is solely responsible for performing its obligations under any agreements with Preferred Service Providers, including without limitation paying all fees thereof.

6.	Additional Participant Obligations.

6.1.	Participant shall designate one of its senior executive officers (the “Contract Manager”) to serve as its primary contact with respect to this Agreement and to act as Participant’s authorized representative with respect to all matters pertaining to this Agreement and Participant’s involvement in the Series. Participant expressly inform Crush if, and when, RADD designates a successor Contract Manager.

6.2.	Participant and the Contract Manager shall respond promptly to all reasonable requests from Crush for instructions, information, approvals, or cooperation necessary or desirable to enable Crush to produce, distribute, and promote the Series in compliance with all applicable Laws.

6.3.	Participant shall coordinate with Crush (i) with respect to the landing page and other websites and domains relating to the Offering (collectively, the “Offering Sites”) and (ii) prior to engaging in any public relations or marketing activities regarding the Offering or the Series, in each case including without limitation by providing Crush with evidence of approval by both Dalmore Group, LLC and CrowdCheck Law, LLP for legal compliance, and obtaining Crush’s consent regarding the design of the Offering Sites as well marketing and PR consistency and timing. Without limiting the foregoing, Participant agrees that it shall not market or advertise the Offering prior to the initial public release of the first episode of the Series featuring Participant, except as may be required by applicable Law or with Crush’s prior written consent.

6.4.	Participant shall include Crush’s Google Analytics or other tracking account designated by Crush on all Offering Sites, provided that Participant shall remove Crush’s account on written request from Crush. Any additional analytics/tracking accounts must be approved by Crush in advance and access thereto shall be shared with Crush. This subsection shall remain in effect during the term of this Agreement and for three (3) months after expiration or termination hereof.

7.	Series Schedule.

7.1.	Once Participant’s Offering has been qualified by the SEC, Participant shall not suspend the Offering, file any amendment to the offering circular, or take or permit to be taken any other action or fail to take any action that would cause the Offering to be suspended (any of the foregoing, a “Suspension Event”), unless (a) Crush has consented thereto in writing or (b) such Suspension Event is necessary, in the opinion of Participant’s legal counsel, to comply with applicable Law. Crush shall not unreasonably withhold or delay providing its consent to a proposed Suspension Event; provided, however, that it shall not be deemed unreasonable for Crush to withhold its consent if Crush has scheduled a distribution of the Series featuring Participant at any time within sixty (60) days following the proposed Suspension Event.

7.2.	Any production or distribution schedule is an estimate only and is not guaranteed. Many factors influence the ability of Crush to produce and distribute the Series according to a set schedule. Such factors may include, without limitation, Participant’s and other issuers’ timely cooperation with Crush and Preferred Service Providers, SEC review and qualification of Participant’s Offering and other issuers’ offerings, COVID-19 restrictions, and so forth.

8.	Cash Fees. Participant shall pay Crush Cash Fees in the amount of $500,000 within five (5) days of the Effective Date.

9.	Costs. In addition to Crush’s fees payable under this Agreement, Participant agrees to pay all pre-approved outside costs incurred by Crush. Participant shall reimburse Crush for all such costs within ten days after submission of an invoice by Crush. At Crush’s request, Participant shall promptly pay any outside costs directly to a vendor.

10.	Fees Generally.

10.1.	If Participant does not timely pay any Cash Fees due hereunder, Crush may immediately suspend all work, including Participant’s participation in the Series. If any delay in payment continues for a period of at least thirty (30) days, Crush may terminate this Agreement without penalty. In such event, Crush shall be entitled to retain all Cash Fees previously paid, and Participant shall pay Crush all Cash Fees due but unpaid as of such termination date.

10.2.

10.3.	All payments hereunder are non-refundable. Participant’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

10.4.	All cash payments to be made hereunder shall be made by wire transfer of immediately available U.S. funds to an account designated by Crush.

11.	Termination.

11.1.	This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of: (a) one month following the initial public release of the final episode of the Series featuring Participant; (b) the eighteen-month anniversary of the Effective Date; provided, however, that, if Participant’s Offering has not been qualified by the SEC by such date, the term of this Agreement shall, at Crush’s election, automatically extend for an additional twelve months; or, (c) early termination in accordance with this Section. The following Sections shall survive any termination of this Agreement: 3 (Exclusivity), 6.4 (Analytics Tracking), 8 (Cash Fees), 10 (Costs), 11 (Fees Generally), 14 (Confidentiality), 15 (Intellectual Property), 17 (Disclaimer), 18 (Insurance), 19 (Indemnification), 20 (Limitation of Liability), and 21 (Miscellaneous).

11.2.	Either Party may terminate this Agreement upon written notice if the other Party has materially breached the Agreement and has not cured such material breach within thirty (30) days after written notice detailing such material breach. In the event that Crush terminates this Agreement under this Section 11.2, Crush shall be entitled to retain all Cash Fees previously paid, and Participant shall pay Crush all Cash Fees due but unpaid as of such termination date. In the event Participant terminates this Agreement under this Section 11.2, Participant shall have no obligation to pay any further Cash Fees.

12.	Independent Contractor Status. It is expressly agreed that Crush is acting as an independent contractor. No agent or employee of either Party shall be deemed to be an employee or agent of the other Party. Crush will be solely responsible for determining the manner, means, and timing of the performance of its responsibilities hereunder.

13.	Confidentiality.

13.1.	Each Party may be given access to the other Party’s trade secrets and proprietary and confidential information relating to the disclosing Party’s (and/or its affiliates’) business (collectively, “Confidential Information”). Each Party receiving Confidential Information of the other Party agrees to: (i) protect the discloser’s Confidential Information in a reasonable and appropriate manner to the same extent it protects the confidentiality of its own Confidential Information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce the discloser’s Confidential Information only to perform its obligations and exercise its rights pursuant to the Agreement. Recipient may share the discloser’s Confidential Information with its employees and third parties that assist recipient in its performance of its obligations and the exercise of its rights pursuant to the Agreement and who are subject to non-disclosure obligations no less restrictive than those set forth herein. The obligations set forth in this Section shall not apply to information that is: (a) publicly known; (b) already known to the recipient; (c) disclosed to recipient by a third party who is not, to recipient’s knowledge, under a confidentiality restriction with respect to such Confidential Information; (d) independently developed by the recipient without reference to any Confidential Information; or, (e) captured by Crush in audio and/or video recordings as part of production of the Series. Participant acknowledges and agrees that any information Participant or its agents or affiliates disclose in connection with production of the Series may be publicly disseminated as part of the Series.

Participant Initials: _______

13.2.	The Parties agree that nothing in this Section shall prohibit the promotion by either Party of the Series, provided that such promotion does not contain Confidential Information and is otherwise in accordance with Crush’s promotional guidelines that may be communicated from time to time to Participant. Furthermore, Participant agrees that Crush may share Participant’s Confidential Information with other Preferred Service Providers in the course of Crush’s production and distribution of the Series and Participant’s conduct of the Offering.

13.3.	The disclosure of Confidential Information pursuant to a subpoena or other validly issued administrative or judicial process shall not be a breach of the recipient’s obligations, provided that the recipient shall provide prompt prior notice to the discloser of such disclosure if permitted by law, so that the discloser may seek a protective order. The terms, conditions and content of this Agreement are in all respects the Confidential Information of Crush. Participant agrees to not disclose, directly or indirectly, the terms, conditions or content of this Agreement to any third person or entity other than to (i) Participant’s employees, financial or legal advisors who have a need to be informed of the contents hereof and who are advised and agree to abide by the confidentiality provisions in this Agreement; or, (ii) as required to comply with any applicable law or court order, provided that Participant shall seek confidential treatment of any terms, conditions, or content of this Agreement that may be submitted confidentially.

14.	Intellectual Property

14.1.	Participant agrees that all results of the Parties’ efforts in connection with this Agreement and the Series (the “IP”), including without limitation all working materials, notes, drafts, preliminary outlines, raw footage, behind the scenes, footage, and final cut episodes of the Series that are publicly released by Crush (the “Final Cut Episodes”), have been and are being developed by Crush for the sole and exclusive use of Crush, and Crush will be deemed the sole and exclusive owner of all rights, title, and interest to any IP.

14.2.	Crush may from time to time provide Participant with clips of Final Cut Episodes or other promotional materials (collectively, “Promotional Materials”). To the extent Crush provides Promotional Materials to Participant, Crush hereby grants to Participant a revocable, worldwide, non-exclusive, paid-up, limited license (the “Promotional License”) to use, copy, and distribute the Promotional Materials, for the promotion of Participant and the Series at any time. The Promotional License does not grant any right to modify, monetize, or exploit the Promotional Materials in any way other than promotion of Participant’s Offering.

14.3.	Without limiting Crush’s broad rights in and to the IP, for the avoidance of doubt, Participant hereby grants Crush a perpetual, irrevocable, worldwide, non-exclusive, royalty-free, fully-paid-up, assignable, sublicensable, unlimited right and license to use, copy, distribute, make derivative works of, and exploit in any manner any materials provided by, or on behalf of, Participant or captured by Crush in the course of producing the Series with respect to Participant (including without limitation Participant’s name and logo, and any personnel, products, services, and facilities as incorporated into any IP) (the “Participant Materials”), in any and all media, whether now known or later discovered, solely in visual and/or audiovisual content produced by Crush, alone or in collaboration with any third party or parties.

14.4.	Participant agrees that it will cause each of its personnel, or other persons appearing in the Series in connection with Participant, to execute a film release in form satisfactory to Crush, prior to participating in the Series.

15.	Representations and Warranties. Participant represents and warrants that:

15.1.	Participant is a corporation or limited liability company duly organized, validly existing and active under the laws of the state of its formation;

15.2.	Participant has full corporate power and authority to conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties, and Participant’s conduct of its business complies with all applicable Laws. “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction;

15.3.	Participant has the full right, corporate power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder (including without limitation all rights to End User Data), and to perform its obligations hereunder; the execution, delivery, and performance of this Agreement by Participant have been duly authorized by all necessary organizational action of Participant; and when executed and delivered by Participant, this Agreement will constitute a legal, valid, and binding obligation of Participant, enforceable against Company in accordance with its terms and conditions;

15.4.	Participant has not entered and will not enter into any license or contractual or other obligation that could conflict or interfere with Crush’s receipt or exercise of the rights or licenses granted hereunder;

15.5.	Participant and its professional advisors shall be solely responsible for structuring and conducting the Offering (including without limitation by directly engaging all third parties necessary or desirable to conduct the Offering), as presented on the Series or otherwise, for the solicitation of prospective investors via the Series or otherwise, and for conducting any negotiations with prospective investors via the Series or otherwise;

15.6.	Participant shall use best efforts to obtain SEC qualification of the Offering in a timely and expeditious manner;

15.7.	Participant shall be solely responsible for compliance with, and shall ensure compliance with, all applicable Laws pertaining to the Offering, including without limitation its appearance on the Series including under all applicable securities Laws. Without limiting Participant’s obligations under this Section, Participant acknowledges and agrees that all marketing and other communications regarding the Offering shall be subject to prior review and approval by both Dalmore Group, LLC and CrowdCheck Law, LLP;

15.8.	All statements made by Participant in connection with its Offering or otherwise, and all Participant Materials, will in each case be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and any projected and pro forma information relating to Participant will represent Participant’s best current estimate of such projected or pro forma information, based on current assumptions and circumstances, and Participant will disclose to potential investors via the Series or otherwise the assumptions upon which such projected or pro forma information are made. Crush will not be obligated to verify the accuracy and/or adequacy of any such statements or Participant Materials supplied or disclosed to potential investors via the Series or otherwise. All statements and communications which directly or indirectly describe or reference any securities shall be made by Participant and not by Crush, whose role in such regard is limited to producing the Series and the related marketing and public relations assistance and guidance;

15.9.	None of Participant’s covered persons are or will be bad actors, all as set forth in Rule 506 of Regulation D under the Securities Act of 1933, as amended;

15.10.	Participant is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in, and to, the Participant Materials, or otherwise has a valid and enforceable right to use such Participant Materials and to grant the rights and licenses granted herein; and,

15.11.	The Participant Material does not, and use thereof as expressly permitted hereunder will not, violate any law or regulation or infringe or otherwise violate any other rights of any third party, including without limitation any copyright, trademark, patent, trade secret, or other intellectual property right, any right against defamation, or any right of publicity or privacy.

16.	Disclaimer.

16.1.	Crush cannot and does not give any guarantee about the results of the Series or the success of Participant’s Offering. Participant acknowledges and agrees that Participant is purchasing services and not results, and any failure of Participant’s Offering to reach its goals will not entitle Participant to any refund or remedy.

16.2.	Crush is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law. Crush is not registered as an investment advisor under the Investment Advisers Act of 1940, as amended, or any similar state law. Crush cannot engage in the solicitation of investors or the offer or sale of securities or provide investment advice of any kind.

17.	Insurance. Participant shall at all times during the term of this Agreement maintain Commercial General Liability and Errors and Omissions insurance each with a limit of not less than $1,000,000 per claim, $2,000,000 annual aggregate with a reputable insurer reasonably satisfactory to Crush. Participant shall forward evidence of such policies to Crush and shall name Crush, INE Entertainment, LLC, and any distributor of the Series as additional insureds on such policies.

18.	Indemnification. Participant hereby agrees to defend, indemnify, and hold harmless Crush, INE Entertainment, LLC, any distributor of the Series, and each of their respective shareholders, controlling persons, officers, directors, agents, employees, attorneys, affiliates, successors, licensees, and assigns (collectively, the “Crush Indemnitees”), from any and all claims, suits, investigations, causes of action, losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) resulting from, or arising out of, or related to: (a) any breach by Participant of its covenants, representations, or warranties under this Agreement; (b) any untrue statement or alleged untrue statement made in any offering statement, preliminary offering circular, final offering circular, any amendment or supplement thereto and any testing-the-waters material or other communication made in connection with the Offering (the “Offering Materials”); (c) the omission or alleged omission to state in any Offering Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (d) the Offering; (e) the actions or omissions of any personnel of Participant during production of the Series; or, (f) any Preferred Service Provider, including without limitation payment of any fees owed to Preferred Service Providers.

19.	Limitation of Liability.

19.1.	In no event will Crush be liable to Participant for any consequential, indirect, special, incidental, or punitive damages of any kind, including without limitation, lost profits, loss of data, or frustration of business expectations, arising out of, or related to, this Agreement or the Series, even if Crush has been advised of the possibility of such loss or damage.

19.2.	The aggregate liability of Crush arising out of, or related to, this Agreement or the Series will not exceed the aggregate amount of Cash Fees actually received by Crush from Participant under this Agreement during the twelve-month period preceding the first event giving rise to indemnification or liability, except if such liability is caused by a Crush Indemnitee’s intentional misconduct.

19.3.	In no event shall Crush be liable for any damages relating to the actions or omissions of any Preferred Service Provider. In furtherance of the foregoing, Participant understands and agrees that its sole recourse with respect to any such damages shall be to seek recourse directly from such Preferred Service Provider.

19.4.	In no event shall Crush be liable for any damages relating to the failure of Participant’s Offering to meet Participant’s goals or expectations. Without limiting the foregoing, Crush shall not be liable for any damages arising out of, or relating to, any production or distribution delays with respect to the Series.

19.5.	Participant acknowledges and agrees that Crush and its agents and other on-air talent (a) may constructively critique Participant and its business; and, (b) will communicate disclaimers and warnings to investors regarding Participant, Participant’s and its agents’ relationships with Crush, and any potential investment in Participant’s Offering, as Crush deems necessary or desirable for compliance with legal and regulatory requirements. In no event shall Crush be liable for any alleged damages relating to any of the foregoing activities. Participant shall have the opportunity to review the Final Cut Episodes featuring Participant for any material divergence from the offering circular for the Offering, and shall notify Crush of any such material divergences within three (3) business days of delivery of Crush’s written request (email acceptable).

19.6.	Notwithstanding anything else to the contrary in this Agreement, Participant agrees that Participant shall not seek to obtain injunctive relief or to enjoin or otherwise restrain or interfere with the production, completion, exhibition, advertising, promotion, marketing, and/or exploitation of the Series for any reason whatsoever, all of which remedies are hereby irrevocably waived, with Participant’s sole remedy being for monetary damages actually suffered (if any) and subject to the other limitations of this Section 19.

20.	Miscellaneous

20.1.	Non-Disparagement. Participant agrees that it shall not disparage or encourage others to disparage Crush or its business or any of Crush’s past or present employees, contractors, agents, managers, members, products, or services. For purposes of this Agreement, the term “disparage” includes, without limitation, any public comment or statement, and any comment or statement to Crush’s employees or to any individual or entity with whom Crush has a business relationship (including, without limitation, any employee, contractor, agent, member, current or prospective investor, vendor, supplier, customer, or distributor of Crush) that would adversely affect in any manner: (i) the conduct of Crush’s business; or, (ii) the business reputation of Crush or any of Crush’s past or present employees, contractors, agents, managers, members, products, or services. Notwithstanding the foregoing, nothing in this Section 20 shall limit (and none of the following shall be deemed a breach of this Section): (x) the making of any truthful statement, or having any communication of any type with any other person, to the extent it is determined in good faith that such statement or communication is necessary with respect to any litigation, arbitration, or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or, (y) communicating any truthful information to any governmental, regulatory, or quasi-regulatory authority.

20.2.	Notices. Any notice or communication permitted or required by this Agreement shall be deemed effective when: (a) personally delivered; (b) deposited, postage prepaid, return receipt requested, in the first class mail of the United States properly addressed to the appropriate party at the addresses set forth on the signature page below; or, (c) upon confirmation of receipt of email to the email address set forth on the signature page below. The addresses below may be changed by giving notice of such change in the manner provided above for giving notice.

20.3.	Amendment. This Agreement may be amended only by a written agreement executed by both Parties.

20.4.	Waiver. No waiver by either Party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

20.5.	Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

20.6.	Counterparts. This Agreement may be executed in one or more counterparts by original or facsimile or electronic signature, and each such counterpart will be deemed an original and will become effective and binding on the Effective Date.

20.7.	Binding on Successors and Permitted Assigns. This Agreement shall be binding and shall inure to the benefit of Participant and Crush and their respective successors and permitted assigns. Without limiting the foregoing, this Agreement shall be binding on Participant and its successors and any of Participant’s affiliates or subsidiaries through which the Offering is conducted, and, at Crush’s request, Participant shall cause each of the foregoing to execute such further agreements desired by Crush to document the foregoing. This Agreement may not be assigned by Participant without the prior written consent of Crush, to be given or withheld in the sole discretion of Crush. Crush may assign its rights and/or delegate its duties under this Agreement to any successor to the Series or to all or substantially all of the assets of Crush, whether by asset sale or license, stock sale, merger, or otherwise. Any attempted assignment of this Agreement made not in compliance with this Section shall be void and of no effect, at the option of the non-assigning party.

20.8.	Third party beneficiaries. The Parties hereto agree that the third parties referenced in Sections 17 and 18 hereof are intended to be third party beneficiaries of such Sections of this Agreement. Other than the foregoing, there are no intended third-party beneficiaries of this Agreement.

20.9.	Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without regard to conflict of law provisions.

20.10.	Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, as well as to the jurisdiction of all courts from which an appeal may be taken therefrom, for any suit, action, or other proceeding arising out of, or with respect, to this Agreement or any of the subject matter hereof, including without limitation the Series and the Offering, and each of the Parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such Party set forth herein. Any and all objections that any Party may have regarding venue in any such court is hereby waived. Each of the Parties hereto also agrees that any final and unappealable judgment resulting from any such suit, action, or other proceeding shall be conclusive and binding on the Parties hereto and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States.

20.11.	Attorneys’ Fees and Costs. Should any dispute arise out of, or in connection with, this Agreement, including without limitation the Series or the Offering, including, but not limited to, a dispute regarding the enforcement of any of the terms of this Agreement, the prevailing Party in such dispute (as determined by a court of competent jurisdiction or arbitrator, as the case may be) shall be entitled to an award of its reasonable attorneys’ fees and other costs incurred in connection with such dispute, in addition to any other relief.

20.12.	Integration. This Agreement embodies the entire agreement of the Parties hereto respecting the matters within its scope and supersedes any prior or contemporaneous negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

[signatures on following page]

The Parties hereby execute this Appearance Agreement as of the Effective Date.

CRUSH CAPITAL INC.

By: Darren Marble
Its: Co-founder & Co-CEO

Address:
Spring Place
9800 Wilshire Blvd
Beverly Hills, CA 90212
Email: darren@goingpublic.com

RAD DIVERSIFIED LAND REIT, INC.

By: Brandon “Dutch” Mendenhall
Its: CEO

Address:
5404 Cypress Center Dr. Suite #320
Tampa, FL 33609
Email: bdutchm@gmail.com